Exhibit 10.1

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act.  Omitted information marked “[***]” in this Exhibit has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

Execution Copy

CONSTRUCTION AND FIELD GATHERING AGREEMENT

by and between

HPIP LAVACA, LLC

(“Gatherer”)

and

PENN VIRGINIA OIL & GAS, L.P.

(“Shipper”)

Dated January 31, 2014

EXHIBITS

EXHIBIT A	DEDICATION AREA
EXHIBIT B	DELIVERY POINTS
EXHIBIT C	CONNECTION POINTS
EXHIBIT D	NOMINATION PROCEDURES
EXHIBIT E	MEASUREMENT AND TESTING
EXHIBIT F	REQUIRED INSURANCE

CONSTRUCTION AND FIELD GATHERING AGREEMENT

THIS CONSTRUCTION AND FIELD GATHERING AGREEMENT (this “Agreement”) is made and entered into this 31st day of January, 2014 (the “Effective Date”) by and between HPIP Lavaca, LLC, a Delaware limited liability company (“Gatherer”), and Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“Shipper”).  Gatherer and Shipper may hereinafter be referred to singularly as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, Gatherer and Shipper are contemporaneously herewith entering into that certain Purchase and Sale Agreement whereby Shipper has agreed to sell to Gatherer, and Gatherer has agreed to purchase from Shipper, certain of Shipper’s field gathering assets located in Gonzales and Lavaca Counties, Texas;

WHEREAS, Shipper and ETC Texas Pipeline, Ltd. (“ETC”) are parties to certain agreements whereby ETC has agreed to provide Shipper certain gathering and processing services;

WHEREAS, Gatherer desires to construct, own and operate certain gas gathering lines to gather the natural gas of Shipper within the Dedication Area (as defined in Article I) and to deliver such natural gas to the Delivery Points (as defined in Article I) or redeliver such natural gas to Shipper for use in Shipper’s Gas Lift Operations (as defined in Article I); and

WHEREAS, Shipper desires to have its natural gas within the Dedication Area gathered by Gatherer and delivered to the Delivery Points or redelivered to Shipper for use in Shipper’s Gas Lift Operations;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, and intending to be legally bound hereby, the Parties, for themselves and for their successors and assigns, do hereby mutually covenant and agree as follows:

ARTICLE I
DEFINITIONS

For the purposes of this Agreement, the following terms are defined as follows:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“AMID” has the meaning set forth in Article XX.

“Applicable Law” means, with respect to any Person, all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, governmental approvals, licenses and permits, directives and requirements of all Governmental Authorities, including all official interpretations thereof by any such Governmental Authorities, as in effect at any time or from time to time and, in each case, applicable to or binding upon such Person and, in the case of Gatherer, Gatherer’s ownership, use and operation of the Gathering System.

“BTU” means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit (1°F) from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F).

“Change in Law” means any change to any Applicable Law in effect on the Effective Date.

“Claim” means any demand, claim, action, suit, legal proceeding (whether at law or in equity) or arbitration.

“Completion Date” has the meaning given such term in Section 3.5.

“Confidential Information” means (i) the terms and conditions of this Agreement, (ii) the terms and conditions of Shipper’s gathering and processing agreements with ETC and/or its Affiliates and (iii) all information and data (including all copies thereof) that is furnished or submitted by any Party or its Affiliates, whether oral, written or electronic, to the other Party or its Affiliates in connection with the operation of the Gathering System or the services rendered by Gatherer hereunder, including customer, pricing and nomination information and the terms and conditions of any contracts to which such furnishing Party is a party.  Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that a claiming Party proves:

(a)           is in the public domain at the time of its disclosure, other than as a result of a breach of this Agreement;

(b)           was in the possession of any Party or any of its Affiliates prior to being furnished such information; or

(c)           has been independently acquired or developed by a Party or any of its Affiliates without breaching this Agreement.

“Connection Notice” has the meaning given such term in Section 3.3(d).

“Connection Points” means (a) each interconnection point identified on Exhibit C attached hereto and (b) each additional interconnection point installed pursuant to Article III.

“Construction Notice” has the meaning given such term in Section 3.3(a).

“Construction Plan” has the meaning given such term in Section 3.2.

“Day” means a period of twenty-four (24) consecutive hours beginning at 9:00 a.m., Central Time, on each calendar day and ending at 9:00 a.m., Central Time, on the next succeeding calendar day or such other time period that any market and/or pipeline downstream of the Gathering System uses as the definition of “Day” for its operations if such time period is inconsistent with the preceding time period.

“Dedication Area” means the Initial Dedication Area and the New Lines Dedication Area.

“Delivery Failure” has the meaning given such term in Section 3.5.

“Delivery Points” means those delivery points identified on Exhibit B attached hereto or such other point(s) of interconnection as may be mutually agreed by Gatherer and Shipper.

“Drip” means liquids, including water and liquid hydrocarbons, whether or not of commercial value, which are separated from Gas in the Gathering System as a result of standard gathering system operations, including the compression of gas and pigging of pipelines.

“[***]” means [***].

“[***]” means [***].

“Easements” has the meaning given such term in Section 3.8.

“Effective Date” has the meaning given such term in the introductory paragraph hereto.

“Emissions” means any gaseous, liquid, solid or other substance emitted by the Gathering System, including carbon dioxide (“CO2”), sulfur dioxide (“SO2”), nitrogen oxides (“NOx”), mercury (“Hg”), volatile organic compounds (“VOC”) and volatile organic material (“VOM”).

“ETC” has the meaning given such term in the Recitals hereto.

“Excluded Wells” means any wells located in the New Lines Dedication Area which are connected to the Poly Line prior to the Operating Date or which have been drilled and completed prior to the Operating Date.

“Expected Production Date” has the meaning given such term in Section 3.3(a).

“Fees” means the fees payable to Gatherer hereunder as described in Article IX.

“Force Majeure” means any circumstance beyond the reasonable control of the Person experiencing such inability to perform, whether of the kind enumerated herein or not, including acts of God, strikes, lockouts or other industrial disturbances, curtailments or shutdowns, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, modification or maintenance of machinery or lines of pipe, freezing of lines of pipe, inability to obtain at reasonable cost servitudes, right-of-way grants, permits, governmental approvals or licenses and inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, and which by the exercise of due diligence such Person is unable to prevent or overcome; provided, however, that “Force Majeure” shall not include any circumstance beyond the reasonable control of such Person where the circumstance is a direct result of the willful misconduct of such Person.

“Gas” means gas in its natural state, and all elements and compounds and mixtures thereof, as produced from oil or gas wells, whether from the same strata from which oil is produced, or from other strata, as well as gas vaporized from oil after production.

“Gas Lift Operations” means the artificial lift technique of raising oil out of a well through the injection of Gas in the annulus of the well.

“Gas Lift Point” means the outlet flange of each gas lift meter located at a Connection Point.

“Gatherer” has the meaning given such term in the introductory paragraph hereto.

“Gatherer Indemnitees” has the meaning given such term in Section 16.1.

“Gathering L&U” means the total Lost Gas and Shrinkage on the Gathering System during each Month.  Shipper’s proportionate share of Gathering L&U shall be stated in MMBtus and shall be equal to (x) Shipper’s proportionate share of Lost Gas plus (y) Shipper’s proportionate share of Shrinkage.

“Gathering System” means the Gathering System Segments collectively.

“Gathering System Segment” means the Gas gathering pipelines and other related facilities and equipment located in the Dedication Area necessary to gather and transport Gas from a Receipt Point to any existing portion of the Gathering System and to redeliver Gas to Shipper at the Gas Lift Point associated with such Receipt Point.  For purposes of clarity, (i) “Gathering System Segment” shall not include the Poly Line and (ii) “Gathering System Segment” shall not include the New Gathering Lines until the Operating Date.

“Governmental Authority” means any government, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city, tribal or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over Gas, electricity, power or other markets.

“Gross Heating Value” means the number of BTUs produced by the combustion, at a constant pressure, of the amount of the Gas which would occupy a volume of one (1) cubic foot at a temperature of sixty degrees (60o) Fahrenheit, under a pressure of fourteen and sixty-five hundredths (14.65) psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

“Initial Dedication Area” means that area located in portions of Gonzales, Lavaca and Fayette Counties, Texas as depicted on map attached hereto as Exhibit A.

“Initial Production Date” means the date of first production of Gas from a well pad connected to an additional Connection Point described in a Construction Notice.

“Interests” means all interests that Shipper (or any of its Affiliates) now or hereinafter owns, controls, acquires or has the right to market (as such marketing rights may change from time to time) in natural gas reserves of all formations in, under or attributable to the Dedication Area, together with any pool, communitized area or unit, and all interests in any wells, whether now existing or drilled hereafter, on or completed within the Dedication Area, or within any such pool, communitized area or unit, even though such interests may be incorrectly or incompletely stated, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of same maybe subject as of the Effective Date, and any and all replacements, renewals and extensions or amendments of any of the same; provided, however, that “Interests” shall not include (a) any Excluded Wells or (b) any interest of Shipper or any of its Affiliates that must be offered to a working interest partner pursuant to any applicable agreement with such partner in effect on the Effective Date.

“Losses” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs and expenses (including pre- and post-judgment interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses related to any Claim).

“Lost Gas” means the decrease in Gross Heating Value (expressed in MMBtus) which results from lost and unaccounted for Gas on the Gathering System.  Shipper’s proportionate share of Lost Gas shall be stated in MMBtus and shall be determined in accordance with Gatherer’s standard allocation procedures on a proportional basis; provided, however, that, Shipper’s average proportionate share of Lost Gas for each 12 Month period ending on an anniversary of the Effective Date (an “Annual Period”) shall not exceed three and one-half percent (3.5%) of the Gas tendered by Shipper at the Receipt Points during such 12 Month period; provided, further, that Gatherer shall use commercially reasonable efforts to minimize Lost Gas.

Lost Gas shall be calculated as an amount equal to the sum of all System Receipts minus the sum of all System Deliveries stated in MMBtus.  System Receipts shall consist of all Gas delivered to at all receipt points (including the Receipt Points) on the Gathering System.  System Deliveries shall consist of all Gas delivered to all delivery points on the Gathering System (including the Delivery Points), all Gas delivered to producers connected to the Gathering System (including Shipper) to support Gas Lift Operations, Gas flared on the Gathering System, fuel used in the operation of the Gathering System and Drip collected on the Gathering System.  The percentage of Lost Gas shall be calculated as the sum of all System Receipts minus all System Deliveries divided by the sum of all System Receipts.

Each Month, Gatherer shall report to Shipper the total Lost Gas on the Gathering System and Shipper’s proportionate share of Lost Gas.  At the end of each Annual Period, if Shipper’s average proportionate share of Lost Gas for such Annual Period exceeds three and one-half (3.5%), then Gatherer shall pay Shipper an amount equal to the amount of Lost Gas for such Annual Period in excess of 3.5% multiplied by the average of the index prices as reported in Inside FERC’s Gas Market Report first issue published during each of the Months in such Annual Period, under the heading “Prices of Spot Gas Delivered to Pipelines (per MMBTU) using the Houston Ship Channel Index.”

“Mcf” means one thousand (1,000) cubic feet of Gas measured at a base temperature of sixty degrees (60o) Fahrenheit and at a base pressure of fourteen and sixty-five hundredths (14.65) psia.

“Minimum Fees” has the meaning given such term in Section 9.2.

“MMBtu” means one million (1,000,000) BTUs.

“Month” means the period commencing at 9:00 a.m., Central Time, on the first day of a calendar month and ending at 9:00 a.m., Central Time, on the first day of the next succeeding calendar month or such other time period that any market and/or pipeline downstream of the Gathering System uses as the definition of “Month” for its operations if such time period is inconsistent with the preceding time period.

“New Gathering Lines” means the new low pressure gathering pipelines and high pressure gathering pipelines and other related facilities and equipment, which will be constructed by Gatherer pursuant to Article III and which are necessary to gather and transport Gas from wells located in the New Lines Dedication Area to the Delivery Points.

“New Lines Dedication Area” means that area located in portions of Gonzales, Lavaca and Fayette Counties, Texas as depicted on the map attached hereto as Exhibit A.

“NGLs” means natural gas liquids.

“Non-Operated Interest” has the meaning given such term in Section 2.2(a).

“Operating Date” has the meaning given such term in Section 3.2.

“Party” and “Parties” have the meanings given such terms in the introductory paragraph hereto.

“Permissible Interruptions” has the meaning given such term in Section 4.5.

“Person” means any natural person, limited liability company, corporation, general or limited partnership, group, union, association, trust or Governmental Authority.

“Poly Line” means the gathering pipelines and other related facilities and equipment which were acquired by Shipper in April 2013 and which currently gather and transport Gas from Shipper’s wells located in the New Lines Dedication Area.

“Prime Rate” means the per annum rate of interest announced as the “prime rate” for commercial loans posted from time to time by Wells Fargo Bank, N.A. or its successor or other bank on which the Parties agree.

“Prior Dedicated Interest” has the meaning given such term in Section 2.2(b).

“Projected Volumes” has the meaning given such term in Section 3.3(a).

“Psia” means pounds per square inch absolute.

“Psig” means pounds per square inch gauge.

“Reasonable and Prudent Operator” has the meaning set forth in Article XX.

“Receipt Points” means the inlet flange of each Gathering System receipt meter located at a Connection Point.

“Required Date” has the meaning given such term in Section 3.3(d).

“Reservations” has the meaning given such term in Section 6.5.

“Shipper” has the meaning given such term in the introductory paragraph hereto.

“Shipper Indemnitees” has the meaning given such term in Section 16.2.

“[***]” means [***].

“Shipper’s Allocated Gas” means Shipper’s proportionate share of the Gas measured at the Delivery Points during any Month, determined by multiplying the total MMBtus measured at all delivery points from the Gathering System, including the Delivery Points, during such Month by a fraction, the numerator of which is the total MMBtus measured at the Receipt Points during such Month and the denominator of which is the total MMBtus measured at all receipt points into the Gathering System, including the Receipt Points, during such Month.

“Shipper’s Delivery Facilities” has the meaning given such term in Section 6.1.

“Shipper’s Gas” means all Gas that Shipper owns and/or controls within the Dedication Area.

“Shrinkage” means the decrease in Gross Heating Value (expressed in MMBtus) which results from the collection or removal of Drip from Gas prior to the applicable Delivery Point.  Shipper’s proportionate share of Shrinkage shall be stated in MMBtus and shall be determined in accordance with Gatherer’s standard allocation procedures on a proportional basis.

“Specifications” has the meaning given such term in Section 8.2.

“Tax” means any tax or fee imposed by any Governmental Authority.

“Term” has the meaning given such term in Article X.

“Thermally Equivalent Sales Volume” means a volume of Gas having a Gross Heating Value equal to (x) the Gross Heating Value of Shipper’s Gas received by Gatherer at the Receipt Points, minus (y) the Gross Heating Value of Shipper’s Gas redelivered to Shipper at the Gas Lift Points, minus (z) Shipper’s proportionate share of Gathering L&U.

ARTICLE II
DEDICATION AND COMMITMENT

2.1          Subject to Section 2.2, Shipper hereby dedicates and commits to the gathering and delivery services to be provided by Gatherer hereunder all of the Interests.

2.2          Shipper’s dedication and commitment of the Interests shall be subject to the Reservations as well as the following limitations:

(a)           Any Interest which is, at any time during the Term, operated by an operator other than Shipper (a “Non-Operated Interest”) shall not be subject to the dedication and commitment provided for in Section 2.1.

(b)           If Shipper acquires, after the Effective Date, any Interest which is subject to a prior dedication (a “Prior Dedicated Interest”), then such Prior Dedicated Interest shall not be subject to the dedication and commitment provided for in Section 2.1; provided, however, that, if any Prior Dedicated Interest is released from such prior dedication during the Term, then such Prior Dedicated Interest shall, effective upon such release, become subject to the dedication and commitment provided for in Section 2.1.

(c)           Any Interest which is located in the New Lines Dedication Area shall not be subject to the dedication and commitment provided for in Section 2.1 until the Operating Date.

2.3          Commencing on the Effective Date, Shipper shall deliver all of Shipper’s Gas produced from wells located in the Initial Dedication Area to Gatherer at the Receipt Points.

2.4          Commencing on the Effective Date, Gatherer shall provide gathering and compression services for and accept and receive the volume of Gas (measured in Mcfs) tendered by Shipper each Day at the Receipt Points and use commercially reasonable efforts to (a) deliver a Thermally Equivalent Sales Volume to the Delivery Points and (b) redeliver to Shipper at the Gas Lift Points a sufficient amount of Gas for Shipper to conduct its Gas Lift Operations.  Subject to Section 4.4, Shipper acknowledges that Shipper’s Gas may be commingled with other Gas streams and that, due to normal operational factors, Gatherer may not physically deliver Shipper’s Gas to the Delivery Points.  [***].

2.5          Commencing on the Initial Production Date, Shipper shall deliver all of Shipper’s Gas to Gatherer at the Receipt Points connected to the Connection Point described in the applicable Construction Notice.

2.6          Commencing on the Initial Production Date, Gatherer shall provide gathering and compression services for and accept and receive the volume of Gas (measured in Mcfs) tendered by Shipper each Day at the Receipt Points connected to the Connection Point described in the applicable Construction Notice and to use commercially reasonable efforts to (a) deliver a Thermally Equivalent Sales Volume to the Delivery Points and (b) redeliver to Shipper at the Gas Lift Points a sufficient amount of Gas for Shipper to conduct its Gas Lift Operations.

ARTICLE III

CONSTRUCTION AND OWNERSHIP OF THE GATHERING SYSTEM;

CONSTRUCTION SCHEDULE

3.1                               Gatherer shall, at its sole cost and expense, design, acquire right-of-way for, obtain all permits from Governmental Authorities for, procure materials for, construct, operate and maintain the Gathering System, including the New Gathering Lines.

3.2                               By not later than January 15, 2014, Gatherer shall prepare and deliver to Shipper a detailed construction plan (a “Construction Plan”) for the completion of the New Gathering Lines and shall review the design for constructing the New Gathering Lines with Shipper.  Subject to Force Majeure, Gatherer shall complete construction of the New Gathering Lines so that they are operational by not later than May 31, 2014 (such completion date, the “Operating Date”).

3.3                               Gatherer shall expand or extend, add or remove components and operate the Gathering System as necessary to connect Shipper’s wells within the Dedication Area as follows:

(a)                                 If Shipper desires for Gatherer to install an additional Connection Point within the Dedication Area, Shipper shall notify Gatherer of such desire (a “Construction Notice”) at least 120 Days prior to the date on which the first well on the first well pad to be connected to such additional Connection Point is expected to be spud.  Each Construction Notice delivered by Shipper shall describe in reasonable detail (i) the expected date of first production of Gas from the first well pad to be connected to such additional Connection Point (the “Expected Production Date”), (ii) the desired location for such additional Connection Point, (iii) Shipper’s good faith projection of the daily volumes of Gas to be gathered during the initial two (2) years of production from the first well pad to be connected to such additional Connection Point (“Projected Volumes”), (iv) the pressure of Gas to be delivered at such additional Connection Point and (v) the anticipated compositional analysis of the Gas to be produced from the first well pad to be connected to such additional Connection Point.  Notwithstanding the foregoing, Gatherer shall not have any obligation to install an additional Connection Point if Shipper’s desired location for such additional Connection Point is within 640 acres of an existing Connection Point; provided, however, that notwithstanding the foregoing, unless otherwise consented to by Shipper in writing, Gatherer shall be required to install at least one (1) Connection Point within each of Shipper’s lease units.

(b)                                 Within 30 Days following the receipt of a Construction Notice, Gatherer shall prepare and deliver to Shipper a detailed Construction Plan for the installation of the additional Connection Point requested by such Construction Notice and the completion of the related Gathering System Segment (including the installation of any additional Receipt Points and Gas Lift Points) and shall review with Shipper the design for constructing and/or modifying and operating such Gathering System Segment.

(c)                                  Gatherer shall complete the construction and/or modification of the additional Connection Point described in such Construction Notice and the related Gathering System Segment (including the installation of any additional Receipt Points and Gas Lift Points) so that such Gathering System Segment is operational by not later than the Expected Production Date, subject to Force Majeure.

(d)                                 If Shipper desires for Gatherer to install an additional Receipt Point or Gas Lift Point at a Connection Point, which such additional Receipt Point or Gas Lift Point shall be installed immediately adjacent to the existing Receipt Points or Gas Lift Points at such Connection Point, Shipper shall notify Gatherer of such desire (a “Connection Notice”) at least

30 Days prior to the anticipated date first production of Gas from the well to be connected to such additional Receipt Point or the anticipated date of commencement of Gas Lift Operations, as applicable (the “Required Date”).  Gatherer shall promptly install and connect the Receipts Points and Gas Lift Points requested in the applicable Connection Notice as promptly as practicable, but in any event, no later than the Required Date, subject to Force Majeure.

3.4                               Gatherer shall design and construct the New Gathering Lines and each Gathering System Segment substantially as described in the applicable Construction Plan, as agreed by Gatherer and Shipper.  All pipelines to be constructed pursuant to a Construction Plan (whether as part of the New Gathering Lines or as part of a Gathering System Segment) shall be constructed of steel and shall have a minimum of one (1) future side valve per 5000 feet of length in addition to the applicable Receipt Point connection.  The high pressure lines are to be built as 1440 psi working pressure lines (2160 psi tested) with full opening 600 series valves with RF flanges (1440 psi working pressure) on the future side valves.  The low pressure lines are to be built as 740 psi working pressure lines (1110 psi tested) with full opening 300 series valves with RF flanges (740 psi working pressure) on the future side valves.  Each Construction Plan shall be reasonably satisfactory to Shipper.  Gatherer shall construct the New Gathering Lines and each Gathering System Segment with due diligence at its sole cost and expense.  Gatherer shall either provide a written report or schedule a conference call with Shipper regarding construction progress on a weekly basis while the New Gathering Lines and each Gathering System Segment are being constructed.  Gatherer and Shipper shall work together to ensure completion of the New Gathering Lines and each Gathering System Segment in a timely manner.

3.5                               Gatherer shall notify Shipper of the date on which each Gathering System Segment constructed or modified by Gatherer hereunder has been completed and is operational (the “Completion Date”).  Except as otherwise set forth herein, by not later than 120 Days after the later of the Completion Date or the Expected Production Date, Shipper shall (a) commence and thereafter continue on an uninterrupted basis (except for interruptions caused by Force Majeure, Permissible Interruptions or Gatherer) delivery of Shipper’s Gas into such Gathering System Segment from the first well pad connected to the additional Connection Point described in the applicable Construction Notice and (b) commence to pay all Fees required to be paid hereunder in connection with the gathering of such Gas.  If Shipper does not commence such delivery within such 120-Day period, or thereafter ceases such delivery (in either case, a “Delivery Failure”), then Shipper shall, commencing on the first Day after such Delivery Failure, and continuing until Shipper has commenced or recommenced such delivery, pay all Fees that would be have been required to be paid hereunder if all of the Projected Volumes described in the applicable Construction Notice were, in fact, delivered.

3.6                               In the event that Shipper makes any payment of Fees on account of a Delivery Failure pursuant to Section 3.5, all Projected Volumes used in the calculation of such payment shall be deemed to have been actually delivered for the purpose of satisfying the Minimum Fees.

3.7                               Gatherer and Shipper shall collaborate to ensure that each Gathering System Segment is configured in such a manner as to have reasonable ingress and egress to access roads and wells within the Dedication Area.  With respect to any access roads constructed or to be constructed within the Dedication Area by a Party, such Party shall grant the other Party access to and use thereof.  Each Party shall be responsible, and shall reimburse the other Party, for any damage caused by such Party to the other Party’s roads within the Dedication Area, ordinary wear and tear excepted.

3.8                               In the event that Gatherer requires additional easements, rights-of-way, surface leases and/or easement rights under oil and gas leases (collectively, “Easements”), as applicable, in connection with the construction and/or modification of the New Gathering Lines or any Gathering System Segment, Gatherer shall include such requirements in the applicable Construction Plan delivered to Shipper.  Upon approval of the applicable Construction Plan, the Parties shall cooperate and Shipper shall use commercially reasonable efforts to promptly acquire the Easements described in such Construction Plan; provided, however, that Shipper shall not acquire any such Easement if, in Gatherer’s reasonable discretion, such acquisition is uneconomic; provided, further, that, if such acquisition is deemed uneconomic, the Parties shall cooperate to determine reasonable alternatives including, but not limited to, modifications to the Construction Plan or agreed upon cost sharing.  Upon such acquisition by Shipper, (a) Shipper shall promptly assign to Gatherer an interest in such Easements insofar as such Easements relate to the New Gathering Lines or Gathering System Segment described in the applicable Construction Plan and (b) Gatherer shall promptly pay to Shipper an amount equal to 100% of Shipper’s total costs and expenses incurred in connection with the acquisition of such Easements.

3.9                               Ownership and operation of the Gathering System shall be solely vested in Gatherer, and Shipper shall have no rights to the same.  Gatherer shall operate the Gathering System in accordance with the terms of this Agreement and in accordance with prevailing industry standards.

ARTICLE IV

QUANTITY, NOMINATION AND IMBALANCE PROCEDURES

4.1                               During the Term, Gatherer shall take and receive 100% of Shipper’s Gas produced from wells located in the Dedication Area (other than Excluded Wells), subject to the Reservations and the limitations described in Section 2.2.

4.2                               Shipper shall provide nominations to Gatherer with respect to the quantity of Shipper’s Gas to be delivered at each Delivery Point, which nominations shall be made in accordance with the nomination procedures described on Exhibit D attached hereto.

4.3                               Shipper shall provide to Gatherer, by not later than the 25th Day of each Month, a written estimate of the amount of Gas Shipper expects to use for its Gas Lift Operations during the following Month.  Shipper shall also notify Gatherer in writing, from time to time, of the date on which Shipper requires that Gatherer open any meter(s) necessary for Gas Lift Operations.  Promptly upon receipt of such notice, Gatherer shall open such meter(s) and such meter(s) shall remain open until Shipper notifies Gatherer in writing to close such meter(s).  Shipper will employ gas lift as the principal means of artificial lift for new wells completed between 2014 and 2018 in the Dedication Area.

4.4                               Gatherer shall not allow any third party Gas to be commingled with Shipper’s Gas on any Gathering System Segment unless such third party Gas has a Gross Heating Value of not less than 1,100.

4.5                               Notwithstanding anything herein to the contrary and without liability hereunder, Gatherer may interrupt or reduce its receipt, gathering and delivery of Shipper’s Gas for reasons of Force Majeure, maintenance, construction, other causes beyond Gatherer’s reasonable control that restrict or curtail capacity in the Gathering System or the failure or inability of the operator of the Delivery Points to receive Gas thereat (collectively, “Permissible Interruptions”).  Gatherer shall (a) provide to Shipper reasonably prompt notice of any such event, specifying the anticipated duration thereof, (b) proceed with due diligence to restore service as promptly as practical under the circumstances and (c) take so much of Shipper’s Gas as may be physically gathered on the Gathering System given such event as a first priority and in preference to all other volumes of Gas that Gatherer may otherwise receive into the Gathering System.

4.6                               Shipper shall be solely responsible for any and all Gas imbalances it may have with the pipelines downstream of the Gathering System and Gatherer shall have no liability whatsoever, financial or otherwise, for any such Gas imbalances.  Gatherer shall work in good faith in conjunction with Shipper in administering and resolving any imbalance statements that may be issued by the downstream pipelines.

4.7                               The Parties shall meet by not later than two months after the Effective Date, and then at least every three months thereafter, to discuss Shipper’s Projected Volumes for the next six fiscal quarters.

ARTICLE V

GAS PROCESSING RIGHTS

Shipper retains the right to process Shipper’s Gas for NGLs and other valuable components.  Gatherer acknowledges that ETC currently has the right to process Shipper’s Gas for NGLs and other valuable components.  Accordingly, Gatherer shall not process or allow others to process the Gas delivered by Shipper hereunder between the Receipt Points and the Delivery Points and shall not otherwise remove NGLs or other valuable components from Shipper’s Gas delivered hereunder.

ARTICLE VI

CONTROL OF GAS AND PRESSURE

6.1                               Shipper, at its sole cost and expense, shall own, construct, equip, maintain and operate, or contract for, all lines and other necessary facilities to deliver Shipper’s Gas to Gatherer at the Receipt Points at the operating pressure prevailing from time to time at the Receipt Points (“Shipper’s Delivery Facilities”); provided, however, that Shipper shall not be required to deliver Shipper’s Gas at the Receipt Points at a pressure greater than 150 psig.

6.2                               To help keep the Gathering System free of Drip and solids that could impede the free flow of Gas, Gatherer may install Drip stations, slug catchers and other equipment on the Gathering System.  Gatherer shall be responsible for the disposal of the Drip and solids so collected. [***].

6.3                               As between Gatherer and Shipper, Shipper shall be in control and possession of the Gas (and all components thereof) gathered and delivered hereunder and responsible for any Losses incurred by any Person in connection with the Gas (a) until the Gas shall have been delivered to Gatherer at the Receipt Points hereunder and (b) after the Gas has been redelivered by Gatherer for the account of Shipper at the Delivery Points or the Gas Lift Points.

6.4                               As between Gatherer and Shipper, Gatherer shall be in control and possession of the Gas (and all components thereof) gathered and delivered hereunder and responsible for any Losses incurred by any Person in connection with the Gas (a) after the Gas shall have been delivered to Gatherer at the Receipt Points and (b) until the Gas is redelivered for the account of Shipper at the Delivery Points or the Gas Lift Points.

6.5                               Notwithstanding anything stated to the contrary herein, Shipper reserves the following rights (the Reservations”):

(a)                                 The right to operate the Interests free from control by Gatherer and in such a manner as Shipper, in Shipper’s sole discretion, may deem advisable, including without limitation, the right, but never the obligation, to drill new wells, to repair and rework old wells, to renew or extend in whole or in part any leases and to abandon any well or surrender any lease in whole or in part.

(b)                                 The right to use Gas, as a reasonably prudent operator, prior to delivery to Gatherer for the following purposes:

(1)                                 For fuel used above ground in the development and operation of the Interests, including for compression, drilling, normal pumping, heater or treater operations and other miscellaneous uses incidental to the operation of the Interests;

(2)                                 For delivery to the “lessors” of any leases that Gas which such lessors are entitled to receive in kind from the Interests under the terms of such leases; and

(3)                                 For fuel used in the operation of Shipper’s Delivery Facilities, including in connection with the use of refrigeration or JT plants.

(c)                                  The right to pool or unitize any leases (or any portion thereof) with other lands and leases.  In the event of pooling or unitization, this Agreement shall cover Shipper’s Interest in the pool or unit and the Gas attributable thereto.

ARTICLE VII

MEASUREMENT AND TESTING

For purposes of this Agreement, (a) measurement of all volumes of Gas and determination of the BTU content of all Gas shall be undertaken on an “as delivered basis” and (b) determination of the compositional analysis of the liquid hydrocarbon content of all Gas shall be undertaken in accordance with the procedures and requirements described on Exhibit E attached hereto.  Each Month, Gatherer shall provide Shipper with all Receipt Point, Gas Lift Point and Delivery Point Gas volumes in a computer file that may be uploaded by Shipper.  At least once every six (6) Months, Gatherer shall determine the compositional analysis of the liquid hydrocarbon content of all Gas received at a particular Receipt Point and provide such compositional analysis to Shipper.

ARTICLE VIII

QUALITY

8.1                               The Gas delivered by Shipper hereunder (as measured at the actual temperature and pressure of the Gathering System at the Receipt Points) shall be commercially free of solids, dust, paraffin and paraffin forming constituents, gum and gum-forming constituents, free water and other solid and/or liquid matter which may interfere with the delivery thereof or become separated from the Gas during transmission thereof (except liquid hydrocarbons contained in Drip).

8.2                               The Gas delivered by Shipper hereunder (as measured at the actual temperature and pressure of the Gathering System at the Receipt Points) shall, in the aggregate, conform to the specifications, as may be amended or enforced from time to time, of ETC or other downstream pipelines receiving Shipper’s Gas (the “Specifications”).

8.3                               Should Gas delivered by Shipper fail at any time to conform to any and/or all of the Specifications, Gatherer may (without prior notice to Shipper) immediately suspend receipt of any off-specification Gas; provided, however, that Gatherer shall give notice to Shipper as promptly as is reasonably possible after Gatherer obtains knowledge of such nonconformance to allow Shipper to correct such condition(s).  Gatherer shall not be obligated to accept Shipper’s Gas for delivery unless and until Shipper’s Gas conforms to the Specifications.

8.4                               The receipt by Gatherer of Shipper’s Gas which fails to meet any one of the Specifications shall not be held to be a waiver of Gatherer’s right to refuse future delivery of Shipper’s Gas or relieve Shipper of any indemnity obligation under Article XVI.

ARTICLE IX

FEES

9.1                               As consideration of the services rendered by Gatherer under this Agreement, Shipper shall pay to Gatherer the following fees (the “Fees”):

(a)                                 A Gas Gathering Fee equal to [***] per MMBtu on all of Shipper’s Gas delivered at the Delivery Points; and

(b)                                 A Gas Compression Fee (including dehydration services on the Low Pressure Lines) on all Gas (i) delivered at the Delivery Points or (ii) redelivered to Shipper at the Gas Lift Points in the following amounts during the following times:

[***]

9.2                               The aggregate amount of Gas Gathering Fees and Gas Compression Fees paid by Shipper, Ted Collins, Jr. and Plein Sud Holdings, LLC to Gatherer on account of Gas delivered to the Delivery Points [***] shall not be less than the following (the “Minimum Fees”):

[***]

The Minimum Fees payable with respect to [***] shall be decreased by that amount if any, by which the Fees paid [***] exceeded the Minimum Fee due with respect to [***].

9.3                               By not later than [***], Shipper shall pay to Gatherer that amount, if any, by which the Minimum Fee due with respect to the [***] exceeded the Fees actually paid [***].

ARTICLE X

TERM

The term of this Agreement shall commence on the Effective Date and shall terminate on the twenty-fifth (25th) anniversary of the Effective Date (the “Term”); provided, however, that if Gatherer has received no Gas from Shipper for any period of 12 consecutive months, Gatherer may terminate this Agreement upon written notice to Shipper.

ARTICLE XI

STATEMENTS AND PAYMENTS

11.1                        On or before the 25th day of each Month, Gatherer shall render to Shipper a statement showing, for the immediately preceding Month, the volume and composition of Gas received from Shipper at each Receipt Point and delivered to Shipper at each Delivery Point or redelivered to Shipper at each Gas Lift Point.  In such statement, Gatherer shall include:  (a) a calculation of the Fees determined in accordance with Article IX and (b) [***].  All amounts due hereunder and remaining unpaid when due shall bear interest at the Prime Rate plus two percent per annum until paid, except amounts disputed in good faith.

11.2                        Either Party or its agent shall have the right, at reasonable times during business hours and at its sole cost and expense, to examine the books and records of the other to the extent necessary to audit and verify the accuracy of any statement made pursuant to this Agreement.

11.3                        In the event an error is discovered in any such statement, such error shall be adjusted without interest or penalty as soon as reasonably possible, but in any event, within two (2) months from the date that such error is discovered; provided however, that any such statement is hereby deemed final as to both Parties unless disputed in writing within two (2) years from the date of such statement.

ARTICLE XII
REGULATION

12.1        This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Texas.  This Agreement and each provision hereof shall be subject to all Applicable Laws.  Should either of the Parties, by force of any such Applicable Law, at any time during the term of this Agreement be ordered or required to do any act inconsistent with the provisions hereof, then for that period during which the requirements of such Applicable Law are applicable to this Agreement, this Agreement shall be deemed modified to conform with the requirement of such Applicable Law; provided, however, that nothing herein shall alter, modify or otherwise affect the respective rights of the Parties to cancel or terminate this Agreement under the terms and conditions hereof.  Further, either Party shall have the right to contest the validity of any such Applicable Law and neither acquiescence thereto nor compliance therewith for any period of time, nor any other provision contained herein, shall be construed as a waiver of such right.

12.2        As a principal condition to, and in consideration for, the execution of this Agreement by Gatherer, Shipper represents and warrants that none of the Gas delivered hereunder has been dedicated to or delivered in interstate commerce.  In the event that Shipper breaches its representation and warranty contained in this Section 12.2, Gatherer, in addition to all other remedies at law or in equity, shall have the right, upon delivery of written notice to Shipper, to refuse receipt of the Gas which has caused a breach of such representation and warranty.  Gatherer’s election to refuse receipt of any Gas pursuant to this Section 12.2 shall not release Shipper from any obligation to indemnify Gatherer for such breach under Article XVI.

ARTICLE XIII
TAXES AND ROYALTIES

13.1        Shipper shall be obligated to pay all Taxes levied, assessed or collected with respect to production Shipper’s Gas or the delivery thereof to the Receipt Points, including any Tax levied, assessed or collected as a result of any Change in Law.  In addition, Shipper shall be obligated to pay all Taxes levied, assessed or collected with respect to the services rendered hereunder to the extent that any such Tax is levied, assessed or collected as a result of any Change in Law.  To the extent any such Taxes are not assessed directly with respect to Shipper’s Gas or the services rendered hereunder, Gatherer shall calculate and assess any such Taxes on a pro rata basis (calculated on a per BTU basis based on the volume of Gas on the Gathering System at the time such calculation is made).  Notwithstanding the foregoing, any Tax that may be based on the gross revenues, operating income or net income of Gatherer shall be borne by Gatherer.

13.2        Shipper shall timely pay all Taxes described in Section 13.1.  In the event that Shipper fails to timely pay any such Taxes, Gatherer may, upon two (2) days’ notice, pay them and deduct the amount so paid from any sums owned by Gatherer to Shipper hereunder.

13.3        In addition to the Taxes described in Section 13.1, Shipper shall be responsible for the payment of all royalties, overriding royalties, production payments, fees, charges or other payments attributable to Shipper’s Gas (including any such royalties, overriding royalties, production payments, fees, charges or payments with respect to liquefiable hydrocarbons or other constituents contained therein or removed therefrom).

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES

14.1        Each Party hereby represents and warrants to the other Party that:

(a)           Such Party is a limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the State of Texas (in the case of Shipper) or the State of Delaware (in the case of Gatherer), with full limited partnership or limited liability company, as applicable, power, right and authority to own and lease the assets and properties it currently owns and leases, and to carry on its business as such business is currently being conducted.

(b)           Such Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by such Party of this Agreement and the performance by each Party of its obligations hereunder have been duly and validly authorized by all necessary limited partnership or limited liability company, as applicable, proceedings on the part of such Party.  This Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally or by general equitable principles regardless of whether considered in a proceeding at law or in equity.

(c)           The execution and delivery by such Party of this Agreement does not, and the performance by such Party of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of such Party, (ii) violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any contract or agreement to which such Party is a party, or require any notice under any contract or agreement to which such Party is a party or by which it is bound, (iii) violate or breach any Applicable Law or (iv) require the consent, approval or authorization of, filing with or notice to any Person, which, if not obtained, would prevent such Party from performing its obligations hereunder.

14.2        In addition to its representations and warranty in Section 12.2, Shipper represents and warrants, for itself, its successors and assigns, to Gatherer that Shipper has good title to (or otherwise has the right to deliver) the Gas delivered hereunder and the Gas delivered hereunder is free and clear of any and all liens and encumbrances.

14.3        Gatherer represents and warrants, for itself, its successors and assigns, to Shipper that from the time of receipt at the Receipt Points to the time of delivery at the Delivery Points the Gas delivered hereunder shall be free and clear of any and all liens and encumbrances.

ARTICLE XV
EASEMENTS

To the extent that it may contractually or lawfully do so under its Easements, each Party hereby grants, assigns and transfers to the other Party or its designee an easement across the granting Party’s Easements, together with the right of ingress and egress, for the purpose of installing, using, inspecting, repairing, operating, replacing and/or removing pipe, meters, lines and other equipment used or useful in the performance of this Agreement.  It is intended that any personal property of the Parties or their designees placed in or upon any of such real property shall remain the personal property of the respective Party or its designee, subject to removal by it within a reasonable time after the expiration or termination of this Agreement.

ARTICLE XVI
INDEMNITY

16.1        Shipper hereby agrees to indemnify, protect, defend and hold harmless Gatherer, its Affiliates and each of its and their respective officers, directors, employees, agents, partners, representatives, subcontractors, consultants and advisors (collectively, “Gatherer Indemnitees”) from and against any and all Losses arising out of or resulting from (a) Shipper’s Gas, except to the extent such Losses arise in connection with any action or failure to act by Gatherer while such Gas is in the possession and control of Gatherer, (b) the breach of any representation or warranty of Shipper contained in this Agreement, (c) the breach of any other agreement, covenant or obligation of Shipper in this Agreement and (d) Shipper’s business operations, including all noise, odors, Emissions, pollution or other contamination whatsoever occurring in connection with such operations.

16.2        Gatherer hereby agrees to indemnify, protect, defend and hold harmless Shipper, its Affiliates and each of its and their respective officers, directors, employees, agents, partners, representatives, subcontractors, consultants and advisors (collectively, “Shipper Indemnitees”) from and against any and all Losses arising out of or resulting from (a) Shipper’s Gas if such Losses arise in connection with any action or failure to act of Gatherer while such Gas is in the possession and control of Gatherer, (b) the breach of any representation or warranty of Gatherer contained in in this Agreement, (c) the breach of any other agreement, covenant or obligation of Gatherer in this Agreement and (d) Gatherer’s business operations, including all noise, odors, Emissions, pollution or other contamination whatsoever occurring in connection with such operations.

16.3        GATHERER HEREBY RELEASES SHIPPER FROM ANY LIABILITY FOR, AND HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH SHIPPER INDEMNITEE FROM AND AGAINST, ALL LOSSES, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE NEGLIGENCE OF ANY SHIPPER INDEMNITEE, ARISING IN CONNECTION HEREWITH IN FAVOR OF ANY EMPLOYEE OR CONSULTANT OF ANY GATHERER INDEMNITEE ON ACCOUNT OF BODILY INJURY, DEATH OR DAMAGE TO PROPERTY OF SUCH EMPLOYEE OR CONSULTANT.

16.4        SHIPPER HEREBY RELEASES GATHERER FROM ANY LIABILITY FOR, AND HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH GATHERER INDEMNITEE, FROM AND AGAINST, ALL LOSSES, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE NEGLIGENCE OF ANY GATHERER INDEMNITEE, ARISING IN CONNECTION HEREWITH IN FAVOR OF ANY EMPLOYEE OR CONSULTANT OF ANY SHIPPER INDEMNITEE ON ACCOUNT OF BODILY INJURY, DEATH OR DAMAGE TO PROPERTY OF SUCH EMPLOYEE OR CONSULTANT.

16.5        All indemnity obligations and liabilities assumed by the Parties under terms of this Agreement shall be without limit, and shall survive until the second (2nd) anniversary of the termination of this Agreement.

16.6        Each Party shall procure and maintain during the entire Term, at its own expense, with an insurance company or companies authorized to do business in the State of Texas or through a self-insurance program, insurance coverages of the kind and in the specified minimum amounts set forth on Exhibit F attached hereto.

ARTICLE XVII
NOTICES AND STATEMENTS

17.1        All notices, statements, payments and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been effectively given when deposited in the United States mail or with an overnight courier service, or when sent via email or facsimile, as the case may be, addressed to:

Notices:

If to Gatherer:	If to Shipper:

HPIP Lavaca, LLC 1400 16th Street, Suite 310 Denver, CO 80202 Attn: William B. Mathews Email: bmathews@americanmidstream.com Facsimile: (720) 457-6040	Penn Virginia Oil & Gas, L.P. 840 Gessner, Suite 800 Houston, TX 77024 Attn: Vice President, Oil and Gas Marketing Email: jill.zivley@pennvirginia.com Facsimile: (713) 722-6601

With a copy to:

Penn Virginia Corporation Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, PA 19087-4564 Attn: General Counsel Email: nancy.snyder@pennvirginia.com Facsimile: (610) 687-3688

Statements:

Penn Virginia Oil & Gas, L.P. 840 Gessner, Suite 800 Houston, TX 77024 Attn: Vice President, Oil and Gas Marketing Email: jill.zivley@pennvirginia.com Facsimile: (713) 722-6601

Payments:

HPIP Lavaca, LLC ABA: 111000753 Acct: 1881708794 Name: HPIP Lavaca Llc Commercial Checking

17.2        Notices of change of address of either Party shall be given in writing to the other in the manner aforesaid and shall be observed in the giving of all future notices, statements or other communications required or permitted to be given hereunder.

ARTICLE XVIII
FORCE MAJEURE

18.1        Upon occurrence of an event of Force Majeure, Shipper’s or Gatherer’s obligation to perform, wholly or in part, any commitment or undertaking set forth in this Agreement, other than the obligation to make payments of amounts due hereunder, shall be suspended to the extent and for the period of such Force Majeure condition; provided, however, that the Party whose obligations are so affected shall promptly give written notice to the other Party describing the event of Force Majeure in reasonable detail.

18.2        Should there be an event of Force Majeure affecting performance hereunder, such events shall be remedied with all reasonable dispatch to ensure resumption of normal performance.

18.3        Notwithstanding Section 18.2, settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the requirement in Section 18.2 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the third parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

ARTICLE XIX
CONFIDENTIAL INFORMATION

19.1        Except as permitted by Section 19.2, (i) each Party shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Party shall use the Confidential Information only in connection with the operation of the Gathering System.

19.2        Notwithstanding Section 19.1, but subject to the other provisions of this Article XIX, a Party may make the following disclosures and uses of Confidential Information:

(a)           disclosures required for such Party to perform its duties under this Agreement;

(b)           disclosures to an Affiliate of such Party, including the representatives of such Affiliate, if such Affiliate has a “need to know” such Confidential Information in furtherance of the operation of the Gathering System and has agreed to abide by the terms of this Article XIX;

(c)           disclosures to a Person that is not a Party or an Affiliate of a Party, if such Person has been retained by Gatherer to provide services in connection with the operation of the Gathering System and has agreed to abide by the terms of this Article XIX;

(d)           disclosures to a bona-fide potential direct or indirect purchaser of the Gathering System and the advisors or representatives of such potential purchaser, if such potential purchaser has agreed to abide by the terms of this Article XIX;

(e)           disclosures to working interest or joint venture partners with respect to leases or wells in the Dedication Area;

(f)            disclosures required by Applicable Law or the rules of any national securities exchange or automated quotation system;

(g)           disclosures to financial institutions requiring such disclosure as a condition precedent to making or renewing a loan or in connection with any covenant made in connection with such loan(s) or any existing loan of such Party or its Affiliates; and

(h)           disclosures to the legal advisors, financial advisors or independent certified public accountants for such Party or its Affiliates.

19.3        Each Party shall take such precautionary measures as may be required to ensure (and such Party shall be responsible for) compliance with this Article XIX by any of its representatives and other Persons to which it may disclose Confidential Information in accordance with this Article XIX.

19.4        The Parties agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Article XIX, the continuation of which, if not remedied, shall cause the non-breaching Party to suffer irreparable harm.  Accordingly, the Parties agree that each Party shall be entitled, in addition to other remedies that may be available to such Party, to immediate injunctive relief from any breach of any of the provisions of this Article XIX and to specific performance of its rights hereunder, as well as to any other remedies available at law or in equity.

19.5        The obligations of the Parties under this Article XIX shall terminate on the second anniversary of the termination of this Agreement.

ARTICLE XX
SALE OF GATHERING SYSTEM

Gatherer may not sell, assign or transfer any of its rights or obligations under this Agreement, or any of its right, title and interests in or to the Gatherer System, without the prior written consent of Shipper.  Notwithstanding the foregoing, Gatherer may, without Shipper’s consent, sell, assign or transfer all, but not less than all, of the Gathering System, and the associated rights and obligations under this Agreement, to (i) American Midstream Partners, L.P. (“AMID”), or an entity wholly owned by AMID, or (ii) a Reputable and Prudent Operator.  As used herein, a “Reputable and Prudent Operator” shall mean any entity that:  (i) is a pipeline operator which, in Shipper’s reasonable opinion, is experienced in operating gathering and pipelines systems similar to the Gathering System; (ii) has not filed a voluntary bankruptcy proceeding or been declared a bankrupt involuntarily; (iii) has not been blocked by any Governmental Authority from holding any permits, licenses or approvals necessary to operate the Gathering System as contemplated by this Agreement; (iv) has a health, safety and environmental compliance record reasonably satisfactory to Shipper; and (v) has a net worth of $100 million or more on a consolidated basis.

ARTICLE XXI
MISCELLANEOUS

21.1        All Article, Section and Exhibit references used in this Agreement are to Articles, Sections and Exhibits to this Agreement unless otherwise specified.  The Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

21.2        If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “includes without limitation” or “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to an Applicable Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Currency amounts referenced herein are in U.S. Dollars.

21.3        This Agreement may be executed in as many counterparts as deemed necessary.  When so executed, the aggregate counterparts shall constitute one Agreement and shall have the same effect as if both Parties signing counterparts had executed the same instrument.

21.4        This Agreement may not be amended or modified except pursuant to a written instrument signed by both of the Parties.  Either Party may waive on its own behalf compliance by the other Party with any term or provision hereof; provided, however, that any such waiver shall be in writing and shall not bind the non-waiving Party.  The waiver by either Party of a breach of any term or provision shall not be construed as a waiver of any subsequent breach of the same or any other provision.

21.5        This Agreement is binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

21.6        The Parties agree and confirm that this Agreement was prepared jointly by both Parties and not by any one Party to the exclusion of the other.

21.7        Except as provided in Article XVI, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person other than the Parties is entitled to rely on or enforce any provision hereof.

21.8        This Agreement (including the Exhibits attached hereto) contain the entire agreement between the Parties with respect to the subject matter hereof, and there are no prior agreements, understandings, representations or warranties between the Parties, other than those set forth or referred to herein or therein.

21.9        NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR BY CONTRACT OR OTHERWISE, EXCEPT WHERE SUCH DAMAGES WERE CAUSED BY THE WILLFUL MISCONDUCT OR FRAUD OF SUCH PARTY.  THE PROVISIONS OF THIS SECTION 21.9 SHALL BE ENFORCEABLE ONLY TO THE EXTENT ALLOWED BY, AND SHALL BE SUBJECT TO, ANY APPLICABLE REQUIREMENTS AND PROCEDURES SET FORTH IN, APPLICABLE LAW.

21.10      In the event of litigation arising with respect to this Agreement, either Party may offer into evidence an electronic image of the signed Agreement, any amendment hereto or any correspondence exchanged in connection herewith and shall not be required to maintain or produce an original paper copy of any such document.  Any such electronic copy shall be deemed an original and may be admitted into evidence for all purposes, notwithstanding the “best evidence” rule or any other rule of evidence that would prohibit or restrict its admissibility.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year hereinabove first written.

HPIP LAVACA, LLC

By:	/s/ Daniel C. Campbell
	Name:	Daniel C. Campbell
	Title:	Senior Vice President and
Chief Financial Officer

PENN VIRGINIA OIL & GAS, L.P.

By:	Penn Virginia Oil & Gas GP LLC,
its general partner

By:	/s/ Nancy M. Snyder
	Name:	Nancy M. Snyder
	Title:	Executive Vice President and
Chief Administrative Officer

Signature Page to Construction and Field Gathering Agreement

EXHIBIT A

DEDICATION AREA

[MAP TO COME]

A-1

EXHIBIT B

DELIVERY POINTS

The initial Delivery Points will be the following connections with ETC’s pipelines:

1)	Bozka CDP	Meter #0969005
2)	Gardner CDP	Meter #0969009
3)	Cannonade Ranch #1H	Meter #0969014
4)	Cannonade Ranch South CDP	Meter #0969015
5)	Rock Creek Ranch CDP	Meter #0969016
6)	PVA Shiner CDP	Meter #0969059
7)	Wellhausen CDP	Meter #0969076

Additional Delivery Points may be established upon the mutual agreement of Shipper and Gatherer.

B-1

EXHIBIT C

CONNECTION POINTS

The initial Connection Points will be as follows:

Arledge Ranch #1H Well	Kleihege #1H Well
Barraza #1H Well	Kosmo #1H, Porter #1H Wells
Blonde #1H, Bock #1H Wells	Kusak #1H Well
Bozka #1H Well (Direct Connect to ETC)	Leal #1H Well
Cannonade Ranch #1H Well (Direct Connect to ETC)	Martinsen #1H Well
Cannonade Ranch #2 Well	Matias #1H Well
Cannonade Ranch #3H Well	McCreary #1H Well
Cannonade Ranch #50H Well	Miller #1H Well
Cannonade Ranch #17H, #18H, #19H Wells	Munson Ranch #1H, #3H Wells
D. Foreman #1H Well	Munson Ranch #2H Well
Dickson Allen #1H, Hawn Holt #7H Wells	Munson Ranch #4H, #8H Wells
Dickson Allen #2H, Hawn Holt #8H Wells	Munson Ranch #5H, #7H Wells
Douglas Raab #1H Well	Munson Ranch #6H, #9H Wells
Dubose #1H Well	Netardus #1H Well
Dubose #2H Well	Neuse #1H Well
Effenberger #1H Well	Othold #1H Well
Effenberger #4H, #5H Wells	Pavlicek #1H, #2H, #5H Wells
Effenberger-Schacherl #4H Well	Pilsner Hunter #2H, #3H Wells
Fojtik#1H Well	Pilsner Hunter #4H, #5H Wells
Freytag #1H Well	R. Washington #1H Well
Gardner #1H Well	R.L. Schaefer #1H, #2H, #3H Wells
Gardner #2H Well	Raab #1H Well
Garza-Kodack #1H Well	RCR Hinton #1H, #2H, #3H Wells
Hawn Dickson #1H Well	Rhino Hunter #6H, #7H Wells
Hawn Holt #1H, #4H Wells	Rock Creek Ranch #1H, #2H, #3H, #4H Wells
Hawn Holt #2H, #6H Wells	Rock Creek Ranch #5H, #6H, #7H, #8H Wells
Hawn Holt #3H, #5 Wells	Rock Creek Ranch #9H, #10H Wells
Hawn Holt #9H Well	Rock Creek Ranch #11H Well
Hawn Holt #10H Well	Schacherl #1H Well
Hawn Holt #11H Well	Schacherl #2H Well
Hawn Holt #12H Well	Schacherl-Vana #1H Well
Hawn Holt #13H- Well	Smith #1H Well
Hawn Holt #15H Well	Sralla #1H Well
Hefe Hunter #1H, Pilsner Hunter #1H Wells	Technik #1H Well
Henning #1H Well	Targac #1H Well
Henning #2H Well	Vana #1H Well
Hinze #1H Well	Vana #3H, #4H Well
Hunt-Hill #1H JV, #2H JV Wells	Washington #1H (Not in service)
Joseph Simper #1H Well	Wellhausen #1H Well
Zebra Hunter #3H, #2H Wells

Additional Connection Points may be established in accordance with Article III.

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EXHIBIT D

NOMINATION PROCEDURES

Shipper will submit monthly nomination quantities stated in MMBtus for each Month not later than the 25th Day of the prior Month.  All nominations shall be made to American Midstream’s electronic bulletin board, unless otherwise mutually agreed.  Nominations must designate the Receipt Points and Delivery Points to be used and the estimated monthly quantities to be received at each Receipt Point and delivered at each Delivery Point.

Once nominated by Shipper for the Month, Shipper may change the nomination quantity at any Receipt Point or Delivery Point by submitting a revised nomination quantity no later than 11:30 a.m., Central Time, on the business day prior to the Day such revised quantity is to be effective.

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EXHIBIT E

MEASUREMENT AND TESTING

1.                                      Gas shall be measured by electronic flow recording and computing devices (unless mutually agreed) installed, maintained and operated by Gatherer or its designee and computations made in accordance with accepted industry practice.  Such devices shall be within appropriate differential and static pressure range for existing operating conditions.  Chart integration and volume computations shall be made as accurately as possible and within the accuracy prescribed by the manufacturer of the recording and computing equipment used.

2.                                      The unit of volume for purposes of measurement shall be one (1) cubic foot of gas at a temperature base of sixty degrees Fahrenheit (60°F) and at a pressure base of fourteen and sixty-five hundredths (14.65) psia.  Corrections shall be made for deviations from Boyle’s Law and the Ideal Gas Laws.

3.                                      Temperature shall be determined by a recording thermometer or, in the absence of such working device, the temperature of the Gas shall be assumed to be sixty degrees Fahrenheit (60°F) until a working thermometer is installed.  Specific Gravity shall be determined by taking samples of the Gas at such times as determined by Gatherer, but at least semi-annually.  The atmospheric pressure shall be the atmospheric pressure determined and used by the ultimate downstream pipeline.  Gross Heating Value of the Gas shall be determined by compositional analysis of samples of the Gas taken at the Receipt Points at least semi-annually or at more frequent times as may be determined by Gatherer.  The Gross Heating Value shall be converted to a temperature base of sixty degrees Fahrenheit (60°F), a pressure base of fourteen and sixty-five hundredths (14.65) psia and adjusted for compressibility.

4.                                      Shipper may install, maintain and operate, at its own expense, pressure regulators and check measuring equipment, provided that such equipment shall not interfere with the operation of Gatherer’s equipment.  Shipper may access electronic readings remotely and may download electronic readings to its SCADA system.

5.                                      The accuracy of Gatherer’s measuring equipment shall be verified by Gatherer or its designee at reasonable intervals as determined by Buyer, but not less often than once every six (6) months.  Upon request by Shipper, notice of the date and time of the testing of such equipment or for the quality of the Gas shall be given by Gatherer to Shipper sufficiently in advance to permit convenient arrangement for Shipper’s representative to be present.  If after proper notice, Shipper fails to have a representative present, the results of the test shall nevertheless be considered accurate.  All tests shall be made at Gatherer’s expense, except that Shipper shall bear the expense of tests made at its request if any inaccuracy is found to be two percent (2%) or less.

6.                                      If at any time the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately within the limits prescribed by the manufacturer.  If such equipment shall be found to be out of service or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average hourly rate of flow for the period since the preceding test, then any previous recordings of such. equipment shall be corrected to zero (0) error for any period which is definitely known or agreed upon.  The quantity of Gas delivered during that period shall be determined by the first of the following methods which is available:

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i)                               using the data recorded by any check measuring equipment if installed and registering accurately;

ii)                            by correcting the error if the percentage of the error is ascertainable by calibration, test or mathematical calculation; or

iii)                         by estimating the quantity or quality delivered based on deliveries under similar conditions during a period when the equipment was registering accurately.

No correction shall be made for recorded inaccuracies of two percent (2%) or less.

7.                                      Gatherer and Shipper shall have the right to inspect equipment installed or furnished by the other and the charts and other measurement or testing data of the other at all times during regular business hours but the reading, calibration and adjustment of such equipment shall be done only by the Party with the responsibility for operating such equipment.  Gatherer shall preserve all test data, charts and other similar records for a period of at least two (2) years.

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EXHIBIT F

REQUIRED INSURANCE

[ATTACHMENT TO COME]

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